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                                                                     EXHIBIT 5.1

                                  June 28, 1999



A-Fem Medical Corporation
10180 S.W. Nimbus Avenue, Suite J-5
Portland, OR  97223

Gentlemen and Ladies:

         We have acted as counsel to A-Fem Medical Corporation (the "Company") in connection with the preparation and filing of a registration statement on Form S-2 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") relating to the offering of 1,746,696 shares of the Company's common stock, $.01 par value per share (the "Shares"), which may be sold from time to time by certain selling shareholders (the "Selling Shareholders"), 996,236 of which may be issued and sold from time to time by the Company upon exercise of certain warrants (the "Warrants") to purchase Common Stock.

         We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed necessary for the purpose of this opinion. Based upon the foregoing, we are of the opinion that

         (i)      the Shares are validly authorized, and

         (ii) when the Warrants have been validly exercised and the shares to be issued upon exercise of the Warrants have been duly delivered against payment therefor pursuant to the terms of the Warrants, the Shares are validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendment thereto, including any and all post-effective amendments, and to the reference to our firm in the Prospectus of the Registration Statement under the heading "Legal Matters." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                               Very truly yours,


                                               /s/ Perkins Coie LLP